As filed with the Securities and Exchange Commission on June 26, 2003
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

TRIZEC PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0387846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Wacker Drive, Chicago, Illinois  60606
(Address of principal executive offices, including zip code)

Trizec Properties, Inc. 2003 Employee Stock Purchase Plan
(Full title of the plan)

_______________

Ted R. Jadwin Senior Vice President and General Counsel Trizec Properties, Inc. 233 South Wacker Drive, Suite 4600 Chicago, IL 60606	Copy to: Thomas Wardell, Esq. McKenna Long & Aldridge LLP 303 Peachtree Street, N.E., Suite 5300 Atlanta, Georgia 30308 (404) 527-4000
(Name and address of agent for service)
(312) 798-6000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value per share	2,250,000	$10.93	$24,592,500	$1,990

(1)           The shares of common stock being registered represent shares of common stock available for issuance under the Trizec Properties, Inc. 2003 Employee Stock Purchase Plan.  This registration statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of common stock, par value $0.01 per share (the "Common Stock"), of Trizec Properties, Inc. (the "Registrant"), which become issuable under the Trizec Properties, Inc. 2003 Employee Stock Purchase Plan (the "Plan") as a result of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)           The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our common stock on June 24, 2003 as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act.  These documents are not being filed with the Securities and Exchange Commission (the "Commission") as a part of this Registration Statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

(a)

The Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002 pursuant to Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act"), which includes a description of the Registrant's Common Stock;

(b)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (No. 001-16765), filed with the Commission on March 27, 2003;

(c)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (No. 001-16765), filed with the Commission on May 13, 2003; and

(d)	The Registrant's Current Reports on Forms 8-K (No. 001-16765), filed with the Commission on April 11, 2003, April 14, 2003 and May 20, 2003.

                All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except to the extent otherwise indicated therein or to the extent that they may be excluded from such incorporation by the applicable rules under the Exchange Act.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                (a)           Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits the Registrant, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the Registrant, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action, i.e., one by or in the right of the Registrant, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, subject to certain limitations.

                (b)           The Registrant's certificate of incorporation, as well as its by‑laws, provides that the Registrant will fully indemnify its officers, directors and employees to the fullest extent possible under the DGCL as described above.  In addition, the Registrant's certificate of incorporation provides that a director will have personal liability for money damages to the Registrant or its stockholders for breach of fiduciary duty only for (1) a breach of the director's duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director received an improper personal benefit.

                The Registrant currently maintains insurance covering its officers and directors which (with certain exceptions and within certain limitations) indemnifies them against any liabilities incurred by them in their capacity as directors and officers.  If the Registrant becomes liable pursuant to the indemnification of directors and officers from and against any liability and cost with respect to any action or suit against them in respect of their duties of office, the insurance coverage extends to the Registrant, subject to certain deductibles.

ITEM 8.  EXHIBITS

Exhibit Number	Description

4.1

Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

4.2

Form of Amended and Restated By‑Laws of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

4.3*	Trizec Properties, Inc. 2003 Employee Stock Purchase Plan.

4.4

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-8 (No. 333-87548), filed with the Commission on May 3, 2002).

5*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5 hereto).

24.1*	Powers of Attorney.

* Filed herewith.

ITEM 9.  UNDERTAKINGS

                A.            RULE 415 OFFERING.

                The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, because this Registration Statement is on Form S-8, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                B.            Subsequent Documents Incorporated by Reference.

                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                C.            Indemnification of Officers, Directors and Controlling Persons.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on June 26, 2003.

TRIZEC PROPERTIES, INC. (Registrant)
By: /s/ Timothy H. Callahan Timothy H. Callahan President and Chief Executive Officer

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 26, 2003.

Signatures	Title
/s/ Timothy H. Callahan Timothy H. Callahan	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Michael C. Colleran Michael C. Colleran	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Peter Munk* Peter Munk	Chairman of the Board of Directors
/s/ Brian Mulroney* Brian Mulroney	Director
/s/ Glenn Rufrano* Glenn Rufrano	Director
/s/ Richard Thomson* Richard Thomson	Director
/s/ Polyvios Vintiadis* Polyvios Vintiadis	Director
/s/ Stephen Volk* Stephen Volk	Director

/s/ Casey Wold Casey Wold	Executive Vice President, Chief Operating Officer, Chief Investment Officer and Director
*By: /s/ Ted R. Jadwin Ted R. Jadwin as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

4.2

Form of Amended and Restated By‑Laws of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 10 (No. 001-16765), filed with the Commission on February 14, 2002).

4.3*	Trizec Properties, Inc. 2003 Employee Stock Purchase Plan.

4.4

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-8 (No. 333-87548), filed with the Commission on May 3, 2002).

5*	Opinion of McKenna Long & Aldridge LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of McKenna Long & Aldridge LLP (included in its opinion filed as Exhibit 5 hereto).

24.1*	Powers of Attorney.

* Filed herewith.